                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to Rule 14a-ll(c) or Rule 14a-12



                          CHARTER MEDICAL CORPORATION
               (Name of Registrant as Specified In Its Charter)



                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules O-ll(c)(l)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules
      14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
      2) Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: /
      4) Proposed maximum aggregate value of transaction:

  / Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
      2) Form, Schedule or Registration Statement No.:
      3) Filing Party:
      4) Date Filed:

                          CHARTER MEDICAL CORPORATION


                                 ____________


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 9, 1995


                                 ____________



     The Annual Meeting of Stockholders of Charter Medical Corporation will be held at 191 Peachtree Street, 50th floor, Atlanta, Georgia, on Thursday,
March 9, 1995, at 10:00 A.M., Eastern Standard Time, to consider and act upon the following:

     (1)   Election of one director to a three-year term; and

     (2)   Such other matters as may properly come before the meeting.

     Only stockholders of record at the close of business on January 23, 1995 are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to vote at the meeting will be available for inspection at the offices of the Company during normal business hours from February 27, 1995 through March 8, 1995.

     Your attention is directed to the accompanying proxy statement.



                                                Linton C. Newlin
                                                Secretary

Atlanta, Georgia
February 1, 1995



WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY. THE PROXY IS REVOCABLE AND YOU MAY VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING AND WISH TO DO SO.

                          CHARTER MEDICAL CORPORATION


                           3414 Peachtree Road, N.E.
                                  Suite 1400
                            Atlanta, Georgia  30326

                                 ____________


                              PROXY STATEMENT FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                                 ____________


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Charter Medical Corporation, a Delaware corporation (the "Company"), from the holders of the Company's Common Stock (the "Common Stock"), for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Standard Time, on Thursday, March 9, 1995, and any adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at 191 Peachtree Street, 50th floor, Atlanta, Georgia. This Proxy Statement and the accompanying form of proxy were first sent or given to stockholders on or about February 1, 1995.

                                    VOTING

     The Board of Directors has fixed the close of business on January 23, 1995, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. On January 23, 1995, 26,942,277 shares of Common Stock were outstanding. Each share is entitled to one vote on each matter presented for a vote at the Annual Meeting.

     The presence in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the record date constitutes a quorum for the transaction of business at the Annual Meeting.

     The matters submitted to the stockholders at the Annual Meeting require the affirmative vote of a majority of the votes represented in person or by proxy at the meeting. With regard to the election of the director, stockholders may vote in favor of the nominee or withhold their vote as to the nominee.

     Stockholders should specify their choice on the enclosed form of proxy card. If no specific instructions are given with respect to the election of the director, the shares represented by a properly signed proxy card will be voted FOR the election of the nominee for the office of director. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote on such matters in their discretion.

     A stockholder who has returned a proxy may revoke it at any time before it is voted at the Annual Meeting by executing a later-dated proxy, by voting by ballot at the meeting or by filing with the Inspector of Election an instrument of revocation.

     Under Delaware law and the Company's bylaws, shares voted to withhold authority for the election of a director will be counted for purposes of determining whether or not a quorum exists and determining the number of votes needed to elect a director or to approve any other matter voted on at the Annual Meeting.

     Voting By ESOP Participants

     Each participant in the Company's Employee Stock Ownership Plan (the "ESOP") is being sent, together with this proxy statement, an ESOP proxy card for voting of the shares of the Company's Common Stock allocated to such participant's ESOP account (the "Allocated Shares"). The ESOP proxy card may be used by a participant to direct the Trustee of the ESOP (the "ESOP Trustee") as to the manner in which the participant's Allocated Shares shall be voted. In order to direct the ESOP Trustee, a participant must have completed, signed and dated the ESOP proxy card and returned it to the ESOP Trustee, in the envelope provided, which card must be received by the ESOP Trustee prior to the Annual Meeting.

     Prior to the Annual Meeting, the ESOP Trustee will aggregate votes of Allocated Shares for or withholding authority to vote for the nominee for the office of director. At the Annual Meeting, the ESOP Trustee will vote the Allocated Shares for which it has received instructions in accordance with such instructions. The ESOP Trustee will not vote any Allocated Shares in the absence of timely instructions. As of January 23, 1995, 389,775 shares of Common Stock were held by the ESOP Trustee and eligible to be voted at the Annual Meeting at the direction of participants. Under the terms of the ESOP, instructions received by the ESOP Trustee from participants are required to be held by the Trustee in confidence and not to be divulged or released to any person, including officers and employees of the Company. Neither the ESOP Trustee nor the Administrative Committee of the ESOP (consisting of three officers of the Company) will make recommendations to participants on whether to vote or how to vote.

     Shares of Common Stock held by the ESOP which have not been allocated to participants' accounts will be voted by the ESOP Trustee at the direction of the Administrative Committee of the ESOP. Under the applicable plan document, the Administrative Committee directs the ESOP Trustee concerning voting of unallocated shares after it determines such action to be in the best interests of participants. The Administrative Committee has advised the Company that it intends to direct the ESOP Trustee to vote for the election as director of the nominee named in this proxy statement. As of January 23, 1995, 135,130 shares of Common Stock were held by the ESOP Trustee but not allocated to participants' accounts.

                            SOLICITATlON OF PROXIES

     The cost of soliciting proxies in the accompanying form will be paid by the Company. In addition to solicitation by mail, banks, brokers and other custodians, nominees and fiduciaries will be requested to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. The Company will reimburse them for their expenses in so doing. Certain officers and other employees of the Company, who will receive no compensation for their services other than their regular compensation, may solicit proxies by mail, telephone and personal contact. In addition, the firm of MacKenzie Partners, Inc. has been retained to assist in the solicitation of proxies for a fee of approximately $5,000 plus expenses.

                       PRINCIPAL HOLDERS OF COMMON STOCK


     The following table sets forth information as of December 31, 1994
(except as otherwise noted) with respect to persons known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock:

                                  Amount and Nature              Percent of
Name and Address               of Beneficial Ownership             Class

Neuberger & Berman(1)                 2,719,191                      9.8%
605 Third Avenue
New York, NY  10158

W.R. Huff Asset Management            2,156,005                      7.8%
 Co., L.P.(2)
30 Schuyler Place
Morristown, N.J. 07960

Tiger Management Corporation(3)       1,472,100                      5.3%
101 Park Avenue
New York, NY  10178

______________

(1) Information concerning beneficial ownership of securities by Neuberger & Berman is based on its Schedule 13G, dated December 9, 1994.
(2) Information concerning beneficial ownership of securities by W.R. Huff Asset Management Co., L.P. is based on its Schedule 13D, dated
      December 8, 1994.
(3) Information concerning beneficial ownership of securities by Tiger Management Corporation is based on its Schedule 13G, dated February 8, 1994.


      Neuberger & Berman is a registered broker and investment advisor and is deemed to be a beneficial owner because it has shared voting and investment power over 2,719,191 shares of Common Stock of the Company owned by unrelated clients.

      W.R. Huff Asset Management Co., L.P. ("Huff") is a registered investment adviser and, under the terms of Huff's investment advisory contracts with its clients, Huff has shared voting and shared investment power over the 2,156,005 shares of Common Stock. Huff is a limited partnership; and one of its general partners, W.R. Huff, of the same address, may be deemed a beneficial owner of the shares under Securities and Exchange Commission (the "Commission") rules because of his control of Huff.

      Tiger Management Corporation is a registered investment advisor with sole voting and investing power over 1,472,100 shares of the Company's Common Stock.

                             ELECTION OF DIRECTORS

      Under the Company's Certificate of Incorporation, the number of directors is fixed at eight. Two director positions (for terms expiring in 1995; in 1998 after the Annual Meeting) are vacant. The directors are divided into three classes, with one class being elected each year to serve three-year terms. At the Annual Meeting, management proposes that stockholders elect one director for a three-year term. Of the present six directors, five will continue to serve after the Annual Meeting, two for terms expiring in 1996 and three for terms expiring in 1997.

      One of the vacancies on the Board of Directors was created by the resignation of William A. Fickling, Jr. in December 1993. The other vacancy is a position created by an amendment to the Company's Certificate of Incorporation effective on July 21, 1992, which amendment was adopted as part of the Company's Plan of Reorganization under the Bankruptcy Code (the "Plan"). Vacancies on the Board may be filled by the Board of Directors.

      If the nominee listed below is unable to serve (which is not anticipated), the Board of Directors will designate a substitute nominee, in which case the persons designated as proxyholders will vote all valid proxies for the election of such substitute nominee.

      The first table below sets forth the name of the nominee for the director position to be elected by the holders of the Common Stock at the Annual Meeting. The second table sets forth the names of each other present director who will continue to serve after the Annual Meeting. With respect to each nominee and continuing director, the table lists his age, month and year in which he first became a director, any other position with the Company, principal occupations during the past five years and any directorships in public or certain other companies.


                       NOMINEE FOR THE DIRECTOR POSITION
                           FOR TERM EXPIRING IN 1998

                                                Position with Company,
Name, Age, and Date                             Principal Occupations
  First Became a                               During Past Five Years
     Director           Term Expiring          and Other Directorships

Andre C. Dimitriadis         1995          Chairman and Chief Executive
  54                                       Officer, LTC Properties (a
July 1992                                  healthcare real estate investment
                                           trust) (since 1992);  Executive
                                           Vice President and Chief Financial
                                           Officer, Beverly Enterprises, Inc.
                                           (nursing homes) (1989-1992);
                                           Director of Sun Healthcare Group
                                           (since 1993); Director of Home Care
                                           Management, Inc. (since 1993);
                                           Director of Assisted Living
                                           Concepts, Inc. (since 1994).


                             CONTINUING DIRECTORS

                                                Position with Company,
Name, Age, and Date                             Principal Occupations
  First Became a                               During Past Five Years
     Director           Term Expiring          and Other Directorships

Edwin M. Banks               1996          Securities Analyst, W.R. Huff
  32                                       Asset Management Co., L.P. (1988-
July 1992                                  present).

Lawrence W. Drinkard         1996          Executive Vice President and Chief
  55                                       Financial Officer (since 1994) of
January 1991                               the Company; Senior Vice President -
                                           Finance (1990-1993); Vice President
                                           (1987-1990); Treasurer (1986-1991).

E. Mac Crawford              1997          Chairman of the Board of Directors,
  45                                       President and Chief Executive
April 1990                                 Officer of the Company (since 1993);
                                           President and Chief Operating
                                           Officer (1992-1993); Executive Vice
                                           President-Hospital Operations (1990-
                                           1992); Assistant to the President
                                           and Chairman (1990); President,
                                           Mulberry Street Investment Company
                                           (1988-1990); Director of First Union
                                           National Bank of Georgia (since
                                           1994).

Raymond H. Kiefer            1997          Retired insurance executive
  67                                       (since 1992); President, Allstate
July 1992                                  Insurance Company (1989-1992).

Gerald L. McManis            1997          President (since 1965) of McManis
  58                                       Associates, Inc. (strategy develop-
February 1994                              ment and management consulting firm
                                           for healthcare and healthcare
                                           related companies); Director of MMI
                                           Companies, Inc. (since 1994).


     Mulberry Street Investment Company manages the personal investments of William A. Fickling, Jr. (former Chairman of the Board of the Company) and his family. As President (1988-1990) of Mulberry Street Investment Company, Mr. Crawford had responsibility for managing real estate and other investments and related financings.

                        BOARD OF DIRECTORS INFORMATION

     During the fiscal year ended September 30, 1994, the Board of Directors held ten meetings; and each director attended all Board meetings and all meetings of committees of which he was a member.

     The Board has established an Audit Committee and a Compensation Committee. There is no nominating committee of the Board; nominees for director are selected by the Board of Directors.

     Audit Committee. Audit Committee members are Edwin M. Banks (Chairman) and Raymond H. Kiefer. The Audit Committee held two meetings in fiscal 1994. The Audit Committee recommends to the Board of Directors the engagement of independent auditors of the Company, reviews the scope and results of audits of the Company, reviews the Company's internal accounting controls and the activities of the Company's internal audit staff and reviews the professional services furnished to the Company by its independent auditors.

     Compensation Committee. Compensation Committee members are Andre C. Dimitriadis (Chairman) and Gerald L. McManis. The Compensation Committee held two meetings in fiscal 1994. The Compensation Committee's duties are described under the caption, "Board Compensation Committee Report on Executive Compensation."

     During fiscal 1994, non-employee directors received annual compensation of $24,000 and a fee of $1,000 for each Board meeting attended. In addition, non-employee directors were paid $1,000 for each committee meeting attended. On February 18, 1994, upon election to the Board of Directors, Gerald L. McManis was granted an option under the Directors' Stock Option Plan to purchase 25,000 shares of the Company's Common Stock for an exercise price of $22.875 per share. In addition, on February 18, 1994, each non-employee director was granted units under the Directors' Unit Award Plan to receive 2,500 shares of the Company's Common Stock upon vesting. Units vest when a director ceases to be a non-employee director. Under certain circumstances, the number of shares payable upon vesting will be less than 2,500.

                            EXECUTIVE COMPENSATION

     The following table sets forth, for the three fiscal years ended September 30, 1994, the compensation paid by the Company to the Chief Executive Officer and the three other executive officers:

                          SUMMARY COMPENSATION TABLE

                                                                          Long-Term
                                                        Other           Compensation
                               Annual Compensation      Annual        Option/     LTIP        All Other
 Name and Principal   Fiscal    Salary     Bonus     Compensation      SARS      Payouts    Compensation
    Position           Year      ($)        ($)         ($)(1)        (#)(2)       ($)          ($)(3)

E. Mac Crawford        1994    $600,000   $369,000     $  1,009        90,000        --       $332,135
Chairman of the        1993     520,000    293,280          711          --          --         30,049
 Board of Directors,   1992     500,000    903,650         *          572,990        --           *
 President and Chief
 Executive Officer

Lawrence W. Drinkard   1994     367,500    226,013        3,014        35,500        --        231,129
Executive Vice         1993     350,000    197,400        3,007          --          --         29,806
President and Chief    1992     335,000    489,458         *          215,000        --           *
 Financial Officer

William E. Hale        1994     193,750    115,851      127,261        17,500        --        123,855
Senior Vice
 President-
 Operations

C. Clark Wingfield     1994     237,000    134,047      157,322        17,500        --        122,788
Vice President -       1993     225,000    110,790       37,820          --          --         31,000
 Administrative        1992     215,000    217,975         *           30,000     $15,714         *
 Services
________________

*    Under the rules of the Securities and Exchange Commission, no disclosure is required for these items in 1992.
(1)  Fiscal 1994 includes, for Mr. Hale and Mr. Wingfield, reimbursement of relocation expenses of
     $80,423 and $108,914, respectively.  For fiscal 1993 includes, for Mr. Wingfield, country club dues of $15,998, car allowance of $12,000 and an administrative services allowance of $7,939.
(2)  Represents in fiscal 1994 and 1992 the number of stock options granted under the Company's 1994
     Stock Option Plan and 1992 Stock Option Plan, respectively.
(3)  In fiscal 1994 includes the following: (a) contributions to ESOP of $20,392, $20,065, $34,953 and
     $20,339 for Mr. Crawford, Mr. Drinkard, Mr. Hale and Mr. Wingfield, respectively; (b)
     contributions to the Company's 401-K Plan of $8,254, $8,254 and $7,980 for Mr. Crawford, Mr.
     Drinkard and Mr. Wingfield, respectively; (c) amounts deposited in trust pursuant to the Executive
     Benefits Plan of $229,407, $100,927, $50,653 and $70,169 for Mr. Crawford, Mr. Drinkard, Mr. Hale
     and Mr. Wingfield, respectively; (d) premiums paid for life and disability insurance of $72,954,
     $100,523, $37,832 and $23,878 for Mr. Crawford, Mr. Drinkard, Mr. Hale and Mr. Wingfield,
     respectively; and (e) term life insurance premiums of $1,128, $1,360, $417 and $422 for Mr.
     Crawford, Mr. Drinkard, Mr. Hale and Mr. Wingfield, respectively.


                       Option/SAR Grants in Fiscal 1994

                                          Individual Grants
                        Number of      Percent of                              Potential Realizable
                        Securities       Total                                   Value at Assumed
                        Underlying    Options/SARs                             Annual Rates of Stock
                       Options/SARs    Granted to    Exercise                   Price Appreciation
                         Granted      Employees in     Price     Expiration       for Option Term
      Name                (#)(1)       Fiscal 1994   Per Share      Date           5%          10%

E. Mac Crawford            90,000          9.8%       $22.875      2-18-04     $1,297,000  $3,273,000
Lawrence W. Drinkard       35,500          3.9         22.875      2-18-04        512,000   1,291,000
William E. Hale            17,500          1.9         22.875      2-18-04        252,000     636,000
C. Clark Wingfield         17,500          1.9         22.875      2-18-04        252,000     636,000

_______________

(1) Options granted under the 1994 Stock Option Plan which become exercisable over three years at the rate of one-third of the total number of options per year.


                Aggregated Option/SAR Exercises in Fiscal 1994
                  and Option/SAR Values at September 30, 1994

     The following table provides information related to options exercised by the executive officers during fiscal 1994, and the number and value of options held on September 30, 1994.

                                                                                 Value of Unexercised
                                                                                     In-the-Money
                                                         Number of                   Options/SARs
                           Shares      Value      Unexercised Option/SARs       at September 30, 1994
                        Acquired on   Realized     at September 30, 1994               ($)(2)
      Name              Exercise (#)   ($)(1)   Exercisable  Unexercisable   Exercisable   Unexercisable

E. Mac Crawford           100,000    $2,064,000    350,842      204,598      $ 8,105,340    $3,093,622
Lawrence W. Drinkard       30,000       619,200    116,076       78,500        2,693,529     1,169,020
William E. Hale              --            --        9,000       23,500          120,915       163,735
C. Clark Wingfield          5,038       110,912      6,150       23,500          139,590       222,715

________________

(1) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise, multiplied by the number of shares to which the exercise relates.
(2) The closing price for the Company's Common Stock as reported by the American Stock Exchange on September 30, 1994 was $27.625. Value is calculated on the basis of the difference between the per share option exercise price and $27.625, multiplied by the number of shares of Common Stock underlying the in the money options.


                         BOARD COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Compensation Committee") of the Board of Directors is responsible for establishing the policies relating to and the components of executive officer compensation. The Compensation Committee approves the design of all compensation plans applicable to executive officers, reviews and approves performance goals, establishes award opportunities, determines appropriate base salary increases, approves incentive award payouts, and oversees the ongoing operation of the various plans as they relate to executive officers. The Compensation Committee consists of directors who are not employees of the Company and who are not eligible to participate in any of the compensation plans that the Compensation Committee administers.

     Policies. In 1993 the Compensation Committee retained an independent compensation consultant to advise the Compensation Committee with respect to executive and other officer total compensation, including base salaries, annual incentive plan, benefits and stock-based and long-term incentive compensation. The compensation consultant interviewed each independent director of the Company and reported to the Compensation Committee that the independent directors believed (i) total compensation of the Company's executive officers should, in order to attract and retain qualified executives, be between the 60th and 70th percentile of a peer group of companies developed by the consultant, with the upper end of the range subject to increase to the 80th percentile of the peer group based on performance; and
(ii) a significant portion of executive officer compensation should be performance-based. The peer group consists of specific hospital management and healthcare companies, and the Compensation Committee believes that such a peer group reflects the talent pool from which the Company might draw and provides a useful benchmark for the competitiveness of compensation of the Company's present executive officers.

     The compensation consultant reported to the Compensation Committee that total compensation for the Company's executive officers prior to the 1994 fiscal year fell between the 40th and 50th percentile of total compensation for peer group executive officers. With regard to base salary, the consultant reported that the base salary of the Company's chief executive officer was below the 50th percentile of the peer group chief executive officers and that other executive officer salaries were competitive, falling between the 50th and 66th percentiles of comparable peer group positions. With regard to annual incentive compensation, the consultant reported that the percentage of base salary paid by the Company as a bonus when the annual incentive target is met was slightly below the peer group median and that the bonuses paid by the Company when the target is exceeded were above the peer group median.

     With regard to benefits, the consultant determined that executive officer benefits as a percentage of base salary were below the 50th percentile for the peer group and, in the case of the chief executive officer, were substantially below the 50th percentile for the peer group chief executive officers. With regard to stock-based compensation, the consultant determined that, for years after 1992, stock options available for grant to executive officers were below the 50th percentile of the peer group and, in the case of the chief executive officer, were substantially below the 50th percentile for the peer group chief executive officers.

     Based on the findings and recommendations of the independent compensation consultant and the results of the compensation consultant's interviews of the Company's independent directors, the Compensation Committee and the Board of Directors approved in October and December, 1993, executive officer compensation policies and plans, as follows:

     1. Base Salary -- The Compensation Committee's policy with regard to base salary is that executive officer base salaries should be at approximately the 50th percentile of the peer group developed by the compensation consultant. For fiscal 1994, this resulted in an approximately 5% increase in base salaries for executive officers other than the chief executive officer.

     2. Annual Incentive Plan -- The Annual Incentive Plan as it applies to executive officers was not changed as a result of the recommendations of the compensation consultant. The Compensation Committee's policy regarding annual compensation includes providing each executive officer a performance-based opportunity to earn a bonus equal to a significant percentage of base salary. Under the Annual Incentive Plan, annual bonuses for executive officers are payable as a percentage of base salary based on an operating income (net revenue less salaries, general and administrative expenses and bad debt expenses) target that is established by the Compensation Committee after review of the Company's budget for the fiscal year. The Compensation Committee believes that operating income was an appropriate measure of the Company's 1994 performance, as opposed to net income, because the Company's net income is determined after certain charges (such as amortization of excess reorganization value and ESOP expense) that are not based on the Company's performance. If the target is met, executive officers earn a bonus of between 40% and 50% of base salary. If the Company achieves greater than 90% of the operating income target, but less than target, a threshold bonus of between .6% and .8% of base salary is earned, and the bonus increases to between 40% and 50% of base salary as operating income increases to the operating income target. If the target is exceeded, bonuses are increased to a maximum of 85% of base salary when operating income equals or exceeds 120% of the target.

     3. Stock-based Compensation -- The Compensation Committee, the Board of Directors and the stockholders (at the 1994 annual meeting) approved the 1994 Stock Option Plan, which provides for the granting of options to purchase 1.3 million shares of the Company's Common Stock to key employees (including executive officers). The number of shares covered by the plan and the number of options granted in 1994 to executive officers are within the ranges of amounts recommended to the Compensation Committee by the compensation consultant.

     With regard to long-term incentive compensation for fiscal 1994 and subsequent years, the 1994 Stock Option Plan does not contain any performance-based criteria in order for options granted to executive officers to vest. In the judgment of the Compensation Committee, these are not necessary because (1) the holding of the options granted creates incentive for executive officers to manage the Company's business so that the Common Stock will increase in value over time and (2) the options result in benefits to executive officers only if the value of the Common Stock increases over the term (10 years) of each option or, if exercised earlier, over the period prior to exercise.

     4. Executive Benefits Plan -- The compensation consultant recommended and the Compensation Committee and the Board of Directors in 1993 approved an

Executive Benefits Plan ("EBP") in response to the consultant's determination that the Company's executive officer benefits were below the median for the peer group and that the chief executive officer's benefits were substantially below the median.

     The EBP is funded through one performance-based component and one fixed component and has been structured to provide an incentive for executive officers to remain with the Company. Under the performance-based component, an amount equal to one-third of an executive officer's annual bonus, if any, is paid by the Company to a trust and invested in one or more mutual funds. The amount paid to the trust and appreciation, if any, is paid to the executive officer on a date selected by the executive officer prior to funding (but not earlier than two years after funding or later than normal retirement date). Payments from the trust to the executive officer are forfeited if, at the time payment would otherwise be made, the executive officer is no longer employed by the Company and is in violation of a non-competition agreement signed prior to funding.

     The fixed component of the EBP is an annual amount equal to 19.5% of the base salary of the chief executive officer and 11% of the base salary of other executive officers. At the election of each executive officer, the fixed component may be used to make additional payments to the trust described above or to purchase life, spousal life or disability insurance. Amounts deposited in the trust are subject to forfeiture, as described above.

     Chief Executive Officer Compensation -- In fiscal 1994, the compensation of E. Mac Crawford, the Company's chief executive officer, included a base salary of $600,000, an annual bonus under the Annual Incentive Plan of $369,000, an option to purchase 90,000 shares of the Company's Common Stock pursuant to the 1994 Stock Option Plan, and benefits under the EBP of $303,489. Mr. Crawford's benefits under the EBP include $229,407 deposited in the trust described above, which amount is subject to forfeiture under certain circumstances, and $63,445 of whole life insurance premiums that are required to be repaid to the Company upon the earliest of death, surrender of the policy or termination of employment with the Company.

     Mr. Crawford's 1994 base salary was increased by 15% from 1993 because the Compensation Committee approved of his performance in 1993 and in order to increase Mr. Crawford's base salary approximately to the median chief executive officer base salary of the peer group, consistent with the policy described above.

     Under the Annual Incentive Plan targets established by the Compensation Committee in the first quarter of fiscal 1994, 1994 operating income was 106.6% of the targeted operating income level, and Mr. Crawford received, pursuant to the provisions of the plan, a bonus equal to 61.5% of his base salary. Accordingly, the currently payable, performance-based portion of Mr. Crawford's fiscal 1994 compensation was based on the Company's operating income performance compared to a target established by the Compensation Committee.

     The benefits to Mr. Crawford under the EBP for fiscal 1994 represent a significant increase in his benefits compared to fiscal 1993 because the compensation consultant found, and the Compensation Committee agreed, that Mr. Crawford's fiscal 1993 benefits were substantially below the median for peer group chief executive officers. $123,000 of Mr. Crawford's EBP benefits were performance-based, using the operating income target contained in the Annual Incentive Plan.

     Section 162(m) of the Internal Revenue Code. New Section 162(m) of the Internal Revenue Code limits a corporation's ability to take a deduction for federal tax purposes for certain compensation paid to its executives in excess of $1 million per year. There are exceptions to this limitation for "performance-based" compensation, which requires stockholder approval, and for payments made through September 30, 1995 under the Company's employment agreements with Mr. Crawford and Mr. Lawrence W. Drinkard. Under Section 162(m), the 1992 and 1994 Stock Option Plans are "performance-based" compensation plans and are not subject to the limitation on deductibility. Because of the status of the 1992 and 1994 Stock Option Plans and the two employment agreements under Section 162(m), the Company's tax advisors have informed the Compensation Committee it is likely that all 1995 compensation to executive officers will be fully deductible for income tax purposes. The Compensation Committee intends to monitor developments under Section 162(m) and to take in future years actions it deems appropriate to consider adoption of a policy with respect to the deduction limitations of Section 162(m) when and if it is likely that executive officer compensation will not be fully deductible.

                                                 Andre C. Dimitriadis
                                                 Gerald L. McManis

     Employment Agreements and Change of Control Provisions

     The Company has entered into employment agreements with Messrs. Crawford and Drinkard, for terms beginning on July 21, 1992, and ending on September 30, 1995. The agreements provide for base salaries (Mr. Crawford - $500,000 and Mr. Drinkard - $335,000) and for bonuses and life and disability insurance benefits that are competitive with similar benefits for comparable positions within the investor-owned hospital industry. The agreements also provide for severance payments upon termination without cause (including certain constructive termination events), termination due to death or disability and termination due to a change in control of the Company. (Under the employment agreements, a change of control is defined as (i) the acquisition by any person, group or entity of more than 50% of the Company's outstanding Common Stock, or (ii) a merger or sale of assets in which the stockholders of the Company do not receive securities that have a majority of the voting power of the combined entities.) Upon any such termination, the employee will be paid the greater of his base salary through September 30, 1995 or his base salary for a period of two years and amounts accrued for the employee through the date of termination under the Annual Incentive Plan and other bonus plans, if any. The terms of the two employment agreements were negotiated by the Company and an unofficial committee of unsecured creditors prior to consummation of the Plan.

     Under the trust established as part of the EBP, amounts deposited in the trust on behalf of executive officers are to be paid to executive officers, together with any appreciation in such amounts, upon a change of control of the Company if the change of control occurs prior to the scheduled date for distribution of amounts held in the trust. The trust agreement defines a "change of control" as the replacement of fifty percent or more of the members of the Company's Board of Directors within a twelve-month period that is followed by the termination of employment within a twelve-month period of one-third or more of the employees who participate in the EBP (15 employees). Amounts deposited in the trust as of December 31, 1994, on behalf of Messrs. Crawford, Drinkard, Hale and Wingfield were $234,407, $105,927, $50,653 and $75,169, respectively, which includes financial counceling allowances of $5,000 each for Messrs. Crawford, Drinkard and Wingfield.

                               PERFORMANCE GRAPH

     The following graph shows a comparison of the cumulative total return on $100 invested on July 22, 1992, in the Company's Common Stock, the S&P 500 Composite Index (the "S&P 500") and the S&P Hospital Management Index (the "S&P HMI"). "Cumulative total return" includes stock price appreciation plus dividends paid, with cash dividends reinvested on the date paid; but the term excludes trading commissions and taxes. Because the Company's Common Stock began publicly trading on July 22, 1992, the chart set forth below begins on July 22, 1992, and uses as the beginning price for the Company its initial opening price of $7.75 per share of Common Stock.

                           CUMULATIVE TOTAL RETURNS
                       ON $100 INVESTED ON JULY 22, 1992

                   July 22     September 30     September 30      September 30
                    1992           1992             1993              1994
Company             $100           $ 79             $305              $356

S&P 500             $100           $102             $115              $119

S&P HMI             $100           $ 87             $111              $171


                       SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of January 15, 1995, information concerning ownership of shares of Common Stock by directors and officers.


                                          Amount and Nature
                                            of Beneficial         Percent of
      Name                                    Ownership       Total Outstanding

E. Mac Crawford                               351,496 (1)             1.31%
Lawrence W. Drinkard                          117,842 (1)              .44%
William E. Hale                                 9,034 (1)              (3)
C. Clark Wingfield                              6,474 (1)              (3)
Andre C. Dimitriadis                           10,000 (2)              (3)
Raymond H. Kiefer                              11,000 (2)              (3)
Edwin M. Banks                                 10,500 (2)              (3)
Gerald L. McManis                               5,000 (2)              (3)

All directors and executive
 officers as a group (8 persons)              521,346 (4)             1.94%

__________________

(1) Includes 351,193, 116,375, 9,000 and 6,202 shares that Mr. Crawford, Mr. Drinkard, Mr. Hale and Mr. Wingfield, respectively, have the present right to acquire upon exercise of options and warrants.

(2) Includes 10,000 shares each that Mr. Dimitriadis, Mr. Kiefer and Mr. Banks have the present right to acquire and 5,000 shares that Mr. McManis has the present right to acquire upon the exercise of options.

(3)  Less than .1% of total outstanding.

(4) Includes 517,769 shares that the directors and executive officers have the present right to acquire upon exercise of options and warrants.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company owns 50% of the Charter Medical Building in Macon, Georgia, and leases space in such building for certain corporate offices. Through September 30, 1994 the Company's corporate headquarters were located in the building and the lease, which expired September 30, 1994, provided for an average annual rental of approximately $1.2 million. Currently the Company is paying approximately $45,000 per month in rent on the building. Mr. William
A. Fickling, Jr., a former Director and former Chairman of the Board of Directors of the Company, and his father's estate own 25% of the building. In the opinion of management, such office space has been leased on terms as favorable as could be obtained from an unaffiliated party. As a result of the Company's interest in the building, the Company received distributions of approximately $280,000 in fiscal 1994.

     The Company has agreements with Beech Street of California, Inc. ("Beech Street") where certain of the Company's hospitals provide services to employers (and their related employee and covered dependent groups) who have entered into agreements with Beech Street to utilize a Beech Street Preferred

Provider Organization ("PPO") for hospital and other healthcare services. Beech Street is owned by Mr. Fickling and members of his family. Such agreements provide for covered services to be rendered under terms (including discounts from the hospital's normal charges) which management of the Company believes are customary for hospital PPO agreements. The Beech Street PPO reviews claims and serves as an intermediary between the Company's hospitals and the contracting employers. The Company derived approximately $5.2 million in revenue from these agreements during fiscal 1994. The aggregate discount from customary charges was 19% in 1994.

     Gerald L. McManis, a director of the Company, is the President of McManis Associates, Inc. ("MAI"), a healthcare development and management consulting firm. During fiscal 1994, MAI provided consulting services for the Company related to the development of strategic plans and a review of the Company's business processes. The Company incurred $1,321,000 in fees for such services during fiscal 1994 and reimbursed MAI $244,000 for expenses.

                            ADDITIONAL INFORMATION

     Attendance. Attendance at the Annual Meeting is limited to stockholders of record or their proxies, beneficial owners of Common Stock having evidence of such ownership, and guests of the Company.

     Stockholder Proposals. In order to be included in the proxy statement and form of proxy for the 1996 Annual Meeting, a stockholder proposal must be in writing and received by the Company by the close of business on October 3, 1995. All stockholder proposals should be submitted by certified mail, return receipt requested, to the Secretary of the Company, 577 Mulberry Street, Macon, Georgia 31298.

     Other Business. Management does not know of any matter to be brought before the Annual Meeting other than those referred to above. If any other matter properly comes before the meeting, all properly executed proxies delivered pursuant to this solicitation will be voted on any such matters in the discretion of the persons named on the enclosed proxy.

     Independent Accountants. Arthur Andersen LLP served as the Company's independent accountants for the fiscal year ended September 30, 1994. Representatives of such firm will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     AVAILABLE INFORMATION. COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1994 MAY BE OBTAINED FROM THE COMPANY UPON REQUEST TO THE COMPANY (ATTN: MS. NANCY GORE, DIRECTOR - INVESTOR RELATIONS) AT 3414 PEACHTREE ROAD, N.E., SUITE 1400, ATLANTA, GEORGIA 30326, OR TELEPHONE (404) 841-9200.

                          CHARTER MEDICAL CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 9, 1995


The undersigned appoints E. MAC CRAWFORD and LAWRENCE W. DRINKARD, or either of them, as proxies, each with full power of substitution, to represent and to vote, as designated below, all shares of the Common Stock of Charter Medical Corporation held by the undersigned at the Annual Meeting of Stockholders to be held Thursday, March 9, 1995, at 10:00 a.m., Eastern Standard Time, at 191 Peachtree Street, 50th Floor, Atlanta, Georgia, and at any adjournment, upon the matter described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment. Said proxies are directed to vote on the matter described in the Notice of Annual Meeting of Stockholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

1.   ELECTION OF DIRECTOR:           FOR
                                     Andre C. Dimitriadis [ ]

                                     WITHHOLD AUTHORITY
                                     to vote for Andre C. Dimitriadis [ ]


                          (Continued on reverse side)


THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEE FOR DIRECTOR.


                                     DATED:             , 1995

                                     ____________________________

                                     ____________________________
                                     Signature of Shareholder

                                     Please sign exactly as your name or names appear hereon. Where more than one owner is shown, each should sign. Persons signing in a fiduciary or representative capacity shall give full title. If this proxy is submitted by a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

     Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.